SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 7, 2001

Health Risk Management, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota
(State of Other Jurisdiction of Incorporation)

0-18902	41-1407407
(Commission File Number)	(I.R.S. Employer Identification No.)

10900 Hampshire Avenue S.
Minneapolis, Minnesota  55438
(Address of Principal Executive Offices)  (Zip Code)

(952) 829-3500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 3.  Bankruptcy or Receivership

             On August 7, 2001 Health Risk Management, Inc. (the “Company”), along with certain of its subsidiaries, namely HRM Claim Management, Inc., Institute for Healthcare Quality, Inc., and Health Benefit Reinsurance, Inc. (collectively, the “Subsidiaries”), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Minnesota (the “Bankruptcy Court”).  The Company and the Subsidiaries are presently operating their businesses as debtors-in-possession and hence are subject to the jurisdiction of the Bankruptcy Court while a plan of reorganization is formulated.  As a debtor-in-possession, the Company is authorized to continue to operate its business during the Chapter 11 proceeding.  In addition, the Bankruptcy Code imposes an automatic stay that precludes creditors and other claimants from taking action against the Company and the Subsidiaries outside of the Chapter 11 proceeding.  The Company and the Subsidiaries intend to seek to formulate a plan for approval by the Bankruptcy Court which might involve one or more structured sales of their businesses and assets.  As such, and in light of the current financial condition of the Company and Subsidiaries, it is uncertain if any value or proceeds resulting from any plan of reorganization, including any structured sales in connection therewith, will be available to the Company’s shareholders.

Item 5.  Other Events

             As previously reported, the Company’s HMO subsidiary, HRM Health Plans (PA), Inc. (the “Plan”), which is not included in the Company’s Chapter 11 bankruptcy filing but, as noted below, is now subject to an Order of Rehabilitation, did not meet certain minimum statutory-based net worth requirements and became subject to an Order of Supervision by the Department of Insurance of the Commonwealth of Pennsylvania (the “DOI”) on July 3, 2001 and was at risk of becoming subject to an Order of Rehabilitation by the DOI which would place the Plan into receivership and control by the DOI.  While under the Order of Supervision, the Plan completed on August 1, 2001 the transfer and sale to a third party acceptable to the DOI certain of the Plan’s contract rights with the Pennsylvania Department of Public Welfare (“DPW”) and member information related to the Plan’s Oaktree unit for the five county Philadelphia metropolitan area for transition of such members to the third party’s HMO.  It is not anticipated that the Company or its shareholders will receive any of such proceeds received by the Plan in this sale.

             On August 1, 2001, the DOI obtained an Order of Rehabilitation which placed the Plan into rehabilitation, a form of receivership pursuant to which all possession and control of the Plan is now with the DOI and any actions, whether by creditors or others, against the Plan or interfering with the DOI’s possession and rights to the assets and property of the Plan are enjoined by the Order of Rehabilitation.

             Also, on August 1, 2001, the Company entered into a letter of intent to transfer certain contract rights and member information relating to the Plan’s remaining HealthMATE unit for the Harrisburg, Pennsylvania Lehigh/Capital region.  Even if such sale of the Plan’s remaining HMO activities occurs now while the Plan is in rehabilitation and under the control of the DOI, it is not anticipated that the Company or its shareholders will receive any of the proceeds from such sale.

             On July 30, 2001, the Trustees of the University of Pennsylvania, as owner and operator of The Hospital of the University of Pennsylvania and other members of the University of Pennsylvania Health System, including Presbyterian Medical Center, Phoenixville Hospital, Pennsylvania Hospital, Clinical Care Associates, Clinical Care Associates as successor in interest to Benjamin Franklin Clinic and Wissahickon Hospice, filed a lawsuit against the Company and the Plan in United States District Court for the Eastern District of Pennsylvania.  The complaint alleges breach by the Plan of participating provider agreements and failure to pay amounts due under the agreements for inflation increases and medical services provided by the plaintiffs to Medicaid subscribers enrolled in managed care plans administered by the Company and the Plan and seeks damages in excess of $7,500,000.  As noted above, the Company’s Chapter 11 bankruptcy filing stays this action as against the Company, and the Order of Rehabilitation received by the Pennsylvania DOI stays this action as against the Plan.

             As previously reported, Loop Corp., which entered into an agreement with the Company on May 15, 2001 to provide funding of approximately $6 million, provided only $3 million via check but subsequently thereto indicated that it may seek rescission of the agreement and recovery of the funds advanced thereunder.  On July 31, 2001, Loop Corp. brought suit against the Company in the Illinois Circuit Court of Cook County, Illinois, seeking rescission of the agreement and recovery of the amount advanced based, in part, on mistake as to the true financial condition of the Company at the time such contract was entered into and funds advanced.  As noted above, this and other actions against the Company are stayed by the Company’s Chapter 11 bankruptcy filing.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH RISK MANAGEMENT, INC

Date: August 8, 2001	By /s/ Leland G. LeBlanc

Leland G. LeBlanc Chief Financial Officer

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